EXHIBIT 99.1

          PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:   John E. Anderson
           Chief  Executive Officer   904/396-5733,Ext. 3215
--------------------------------------------------------------

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES IMPROVED OPERATING
RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2004.

Jacksonville, Florida: April 27, 2004 -- Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $6,975,000 or $2.34 per diluted share for the second quarter of Fiscal year 2004, an increase of $6,353,000 compared to the same quarter a year ago. Income from continuing operations increased $698,000, or 112.2% over the same quarter last year. Gain from discontinued operations was $5,655,000 versus none during the second quarter of last year.

Net income for the six months ended March 31, 2004 was $8,291,000 or $2.79 per diluted share, an increase of $6,731,000 over the same period last year. Income from continuing operations for the six months ended March 31, 2004 increased 69% to $2,636,000.

SECOND QUARTER OPERATING RESULTS. For the second quarter of Fiscal 2004, consolidated revenues were $28,626,000, an increase of $3,553,000 or 14.2% over the same quarter last year.

The transportation segment's revenues for the second quarter of Fiscal 2004 were $24,280,000, an increase of $2,968,000 or 13.9% over the same quarter last year. This increase was a result of a 12.8% increase in miles hauled over the same quarter last year. The increase in miles hauled resulted primarily from a 9.3% increase in miles hauled in the tankline division and a 19.7% increase in miles hauled in the flatbed division, reflecting higher customer demand.

Real estate revenues were $4,346,000 for the second quarter of Fiscal 2004, an increase of $585,000 or 15.6% from the second quarter of Fiscal 2003. Royalties from mining contracts increased $219,000 or 15.7% primarily due to a 23.6% increase in tons mined. Revenues from flex office-warehouse properties increased $432,000 or 18.8%, primarily due to a 16.4% increase in average leased square feet and, to a lesser extent, minimal price increases. Real estate revenues included property sales of $65,000 in the second quarter of 2003 and no property sales in the second quarter of 2004.

Consolidated gross profit for the second quarter of 2004 was $5,123,000, an increase of $1,208,000 or 30.9% from the second quarter of last year. Gross profit in the transportation segment increased $959,000 or 49.5% achieved by the increased revenue and a steady level of fixed costs. Gross profit in the real estate segment increased $249,000 or 12.6% from the second quarter of 2003 due to increased royalties from mining operations and additional gross profit from newly developed commercial properties.

Selling, general and administrative expense increased $145,000 or 7.2% for the second quarter of 2004 compared to the same period last year. On a comparative basis, selling, general and administrative expense as a percent of consolidated revenues, was 7.8% as compared to 8.0% last year.


                                 Continued
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 1801 Art Museum Drive / Jacksonville, Florida  32207 / (904) 396-5733

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Income from continuing operations was $1,320,000 or $.44 per diluted share for the second quarter of Fiscal 2004, an increase of $698,000 from the same quarter last year.

A gain from discontinued operations of $5,655,000 net of income taxes was recorded during the quarter, as a result of the sale of land and improvements to a related party for $13,000,000.

Net income was $6,975,000 or $2.34 per diluted share for the second quarter of Fiscal 2004 compared to $622,000 or $.20 per diluted share for the same quarter last year.

SIX MONTHS OPERATING RESULTS. For the first half of Fiscal 2004, consolidated revenues were $56,513,000, an increase of $7,398,000 or 15.1% over the same period last year.

The transportation segment's revenues for the first half of Fiscal 2004 were $48,052,000, an increase of $6,074,000 or 14.5% over the same period last year. The revenue increase is primarily due to a 7.9% increase in miles hauled in the tankline division and a 27.1% increase in miles for the flatbed division. These increases reflect higher customer demand over the same period last year.

Real estate revenues were $8,461,000 for the first half of 2004, an increase of $1,324,000 or 18.6% from the first half of 2003. Royalties from mining contracts increased $457,000 or 16.2% primarily resulting from a 38.2% increase in tons sold. Revenues from flex office-warehouse properties increased $933,000 or 21.9%, primarily due to a 16.3% increase in average leased square feet and, to a lesser extent, price increases. Real estate revenues included property sales of $65,000 in the first half of 2003 and no property sales during the first half of 2004.

Consolidated gross profit increased $2,241,000 or 27.2% for the first half as compared to the same period last year. Gross profit in the transportation segment increased $1,788,000 or 41.9% as a result of the increased revenue and steady level of fixed costs. Gross profit in the real estate segment increased $453,000 or 11.4% from the first half of 2004 due to increased royalties from mining operations, as well as additional gross profits from newly developed commercial properties.

Selling, general and administrative expense increased $387,000 or 9.7% for the first half of 2004 compared to the same period last year. On a comparative basis, selling, general and administrative expense as a percent of consolidated revenues, was 7.7% compared to 8.1% last year.

The Company recorded an income tax provision of $1,616,000 in the first half of 2004 compared to $997,000 in the same period last year. The effective tax rate decreased to 38% in 2004 from 39% in 2003.

Income from continuing operations was $2,636,000 or $.89 per diluted share for the first half of Fiscal 2004 compared to $1,560,000 or $.50 per diluted share for the first half of last year.

Discontinued operations reflects a gain of $5,655,000 net of income taxes, as a result of the sale of land and improvements to a related party for $13,000,000.

Net income was $8,291,000 or $2.79 per diluted share for the first half of Fiscal 2004 compared to $1,560,000 or $.50 per diluted share for the same period last year.


                               Continued

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SUMMARY AND OUTLOOK.  The Company's real estate and transportation businesses are both experiencing an improved economic climate as the result of a strengthening regional and national economy. While low interest rates continue to enhance overall business conditions, the Company's real estate development operations are encountering stronger levels of inquiry from prospective tenants for the Company's flexible office/warehouse product.

Demand for hauling services has also strengthened for the Company's transportation business. Improved demand and pricing is especially occurring for the Company's flatbed trucking operations which haul primarily construction materials. Adverse impacts from escalating diesel fuel costs, driver availability, and burdensome health and liability insurance costs will continue to challenge the trucking industry.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of petroleum products and other liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


                 PATRIOT TRANSPORTATION HOLDING, INC.
            Summary of Consolidated Revenues and Earnings
                (In thousands except per share amounts)


                                        Three Months         Six Months
                                          Ended                Ended
                                         March 31             March 31
                                    2004       2003        2004       2003
                                    -----      -----       -----      -----

Revenues                           $28,626    25,073      $56,513    49,115
Gross profit                       $ 5,123     3,915      $10,486     8,245
Income before income taxes         $ 2,094     1,019      $ 4,252     2,557
Income from continuing operations  $ 1,320       622      $ 2,636     1,560
Gain from discontinued operations  $ 5,655         -      $ 5,655         -
Net income                         $ 6,975       622      $ 8,291     1,560
Earnings per common share:
 Income from continuing operations
             Basic                    $.45       .20         $.90       .50
             Diluted                  $.44       .20         $.89       .50
 Gain from discontinued operations
             Basic                   $1.93         -        $1.93         -
             Diluted                 $1.90         -        $1.90         -
 Net income
             Basic                   $2.38       .20        $2.83       .50
             Diluted                 $2.34       .20        $2.79       .50
Weighted average common shares
 outstanding:
             Basic                   2,931     3,053        2,932     3,093
             Diluted                 2,979     3,077        2,976     3,118
                                               7

                               Continued

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               PATRIOT TRANSPORTATION HOLDING, INC.
               Condensed Balance Sheets (Unaudited)
                      (Amounts in thousands)



                                             March 31      September 30
                                               2004            2003
                                               ----            ----
Cash and cash equivalents                    $    435       $    757
Cash held in escrow                            12,887          1,795
Accounts receivable, net                        7,973          7,332
Other current assets                            3,771          4,081
Property, plant and equipment, net            137,102        145,262
Other non-current assets                        6,259          5,989
                                              -------       --------
    TOTAL ASSETS 	                     $168,427       $165,216
                                             ========       ========

Current liabilities                          $ 16,963       $ 11,220
Long-term debt (excluding current maturities)  44,976         57,816
Deferred income taxes                          13,410         10,760
Other non-current liabilities                   7,408          7,391
Shareholders' equity                           85,670         78,029
                                             --------       --------
    TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                  $168,427       $165,216
                                             ========       ========




                 PATRIOT TRANSPORTATION HOLDING, INC.
                          BUSINESS SEGMENTS
                       (Amounts in thousands)
                             (Unaudited)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:

                                    Three Months        Six Months
                                       Ended              Ended
                                     March 31            March 31
                                  2004      2003      2004      2003
                                  ----      ----      ----      ----

Transportation Revenues          $24,280   21,312    $48,052   41,978
Real Estate Revenues             $ 4,346    3,761    $ 8,461    7,137
                                 -------   ------    -------   ------

Total Revenues                   $28,626   25,073    $56,513   49,115
                                 =======   ======    =======   ======


Transportation Operating Profit  $ 1,121      323    $  2,467   1,068
Real Estate Operating Profit     $ 2,226    1,978    $  4,430   3,976
Corporate Expenses               $  (379)    (396)   $   (786)   (762)
                                 --------   ------   ---------  ------

Total Operating Profit           $ 2,968    1,905    $  6,111   4,282
                                 =======    ======   ========   =====


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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